COMPANY AGREEMENT



                               OF



               THE AMALGAMATED SUGAR COMPANY LLC,
              A DELAWARE LIMITED LIABILITY COMPANY




                         MEMBER MANAGED



     TABLE OF CONTENTS

ARTICLE IFORMATION........................................................2
     1.1  ORGANIZATION....................................................2
     1.2  NAME............................................................2
     1.3  EFFECTIVE DATE..................................................2
     1.4  TERM............................................................2
     1.5  REGISTERED AGENT AND OFFICE.....................................2
     1.6  PRINCIPAL PLACE OF BUSINESS.....................................3

ARTICLE IIDEFINITIONS.....................................................3
     1.   ACCRUAL.........................................................3
     2.   ACCRUAL THRESHOLD...............................................4
     3.   ACT.............................................................4
     4.   ADDITIONAL MEMBER...............................................4
     5.   AFFILIATE.......................................................4
     6.   AGM.............................................................4
     7.   AGM CAPITAL INTEREST............................................4
     8.   AGM INTEREST....................................................4
     9.   ANNUAL OPERATING PLAN...........................................4
     10.  ARTICLES........................................................4
     11.  ASSIGNEE........................................................4
     12.  ASSIGNING MEMBER................................................4
     13.  BANK INDEBTEDNESS...............................................4
     14.  BANKRUPT MEMBER.................................................5
     15.  BEET PAYMENT....................................................5
     16.  BUSINESS........................................................5
     17.  BUSINESS DAY....................................................5
     18.  CAPITAL ACCOUNT.................................................5
     19.  CAPITAL CONTRIBUTION............................................5
     20.  CHANGE IN OWNERSHIP OR STRUCTURE................................6
     21.  CODE............................................................6
     22.  COMPANY.........................................................6
     23.  COMPANY AGREEMENT...............................................6
     24.  COMPANY MINIMUM GAIN............................................6
     25.  DEFERRAL........................................................7
     26.  DEFICIT CAPITAL ACCOUNT.........................................7
     27.  DEPRECIATION....................................................7
     28.  DISPOSITION (OR DISPOSE) .......................................8
     29.  DISTRIBUTABLE CASH..............................................8
     30.  EFFECTIVE DATE..................................................8
     31.  EXCESS BEET PAYMENT ............................................8
     32.  FISCAL YEAR.....................................................9
     33.  FIXED CHARGES...................................................9
     34.  FORMATION AGREEMENT.............................................9
     35.  GAAP............................................................9
     36.  GROSS ASSET VALUE...............................................9
     37.  INDEBTEDNESS...................................................11
     38.  INVESTMENT.....................................................11
     39.  INFORMATION....................................................11
     40.  INITIAL CAPITAL CONTRIBUTION...................................11
     41.  INITIAL MEMBERS................................................11
     42.  INSURANCE DEFERRAL.............................................11
     43.  INSURANCE EVENT................................................11
     44.  MAJOR CAPITAL EVENT............................................11
     45.  MAJORITY OF THE SR INTEREST....................................12
     46.  MAJORITY OF THE AGM INTEREST...................................12
     47.  MANAGEMENT COMMITTEE...........................................12
     48.  MEMBER.........................................................12
     49.  MEMBERSHIP INTEREST............................................12
     50.  MEMBER MINIMUM GAIN............................................12
     51.  MONTHLY TRANCHE B INTEREST.....................................13
     52.  NET PROFITS or NET LOSSES......................................13
     53.  OPERATING CASH FLOW............................................14
     54.  PERMITTED INDEBTEDNESS.........................................14
     55.  PERMITTED INVESTMENTS..........................................15
     56.  PERMITTED MERGERS..............................................16
     57.  PERSON.........................................................16
     58.  PRINCIPAL REDUCTION............................................16
     59.  PROPERTY.......................................................17
     60.  PUT OPTION CONSIDERATION.......................................17
     61.  PUT NOTICE.....................................................17
     62.  PUT OPTION.....................................................17
     63.  REDEMPTION PRICE...............................................17
     64.  REGULATIONS....................................................17
     65.  SHARING RATIO..................................................18
     66.  SR CAPITAL INTEREST............................................18
     67.  SR INTEREST....................................................18
     68.  SR TERM INDEBTEDNESS...........................................18
     69.  SRSC...........................................................18
     70.  SUBSTITUTE MEMBER..............................................18
     71.  TRIGGERING EVENT...............................................18
     72.  VALHI LOANS ...................................................19
     73.  VALHI - .......................................................19
     74.  WITHDRAWAL EVENT...............................................19

ARTICLE IIINATURE OF BUSINESS............................................19

ARTICLE IVNAMES AND ADDRESSES OF MEMBERS.................................20

ARTICLE VTHE MANAGEMENT OF THE COMPANY...................................20
     5.1  MANAGEMENT OF THE COMPANY BY THE MANAGEMENT COMMITTEE..........20
     5.2  AUTHORITY TO BIND THE COMPANY..................................21
     5.3  DUTIES OF THE MANAGEMENT COMMITTEE.............................22
     5.4  LIABILITY FOR CERTAIN ACTS.....................................23
     5.5  MANAGEMENT COMMITTEE REPRESENTATIVES HAVE NO EXCLUSIVE
           DUTY TO COMPANY...............................................23
     5.6  STANDARD OF CARE...............................................24

ARTICLE VIRIGHTS AND DUTIES OF MEMBERS...................................24
     6.1  LIABILITY OF MEMBERS...........................................24
     6.2  VOTING RIGHTS..................................................24
     6.3  AGM MEMBER CONSENT.............................................25
     6.4  REPRESENTATIONS AND WARRANTIES.................................28
     6.5  INDEMNIFICATION................................................29
     6.6  CONFLICTS OF INTEREST..........................................30

ARTICLE VIIACCOUNTING AND RECORDS........................................31
     7.1  RECORDS TO BE MAINTAINED.......................................31
     7.2  REPORTS........................................................31
     7.3  INFORMATION FROM SRSC..........................................35

ARTICLE VIIICONTRIBUTIONS AND CAPITAL ACCOUNTS...........................35
     8.1  MEMBERS' CAPITAL CONTRIBUTION..................................35
     8.2  ADDITIONAL CAPITAL CONTRIBUTIONS...............................35
     8.3  CAPITAL ACCOUNTS...............................................36
     8.4  WITHDRAWAL OR REDUCTION OF MEMBERS' CONTRIBUTIONS..............37

ARTICLE IXALLOCATIONS AND DISTRIBUTIONS,  ELECTIONS AND REPORTS..........38
     9.1  ALLOCATION OF PROFITS AND LOSSES...............................38
     9.2  SPECIAL ALLOCATIONS TO CAPITAL ACCOUNTS AND CERTAIN
           OTHER INCOME TAX ALLOCATIONS. ................................40
     9.3  DISTRIBUTIONS..................................................42
     9.4  ACCOUNTING PRINCIPLES..........................................47

ARTICLE XTAXES...........................................................48
     10.1 ELECTIONS......................................................48
     10.2 TAXES OF TAXING JURISDICTIONS..................................48
     10.3 TAX MATTERS PARTNER............................................48
     10.4 TAX RETURNS....................................................49

ARTICLE XIDISPOSITION OF MEMBERSHIP INTERESTS............................49
     11.1 GENERAL........................................................49
     11.2 REQUIREMENTS OF TRANSFER.......................................49
     11.3 DISPOSITION....................................................49
     11.4 TRANSFEREE NOT MEMBER IN ABSENCE OF CONSENT....................50
     11.5 DISPOSITIONS NOT IN COMPLIANCE WITH THIS ARTICLE VOID..........50

ARTICLE XIIADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS.................51

ARTICLE XIIIDISSOLUTION AND WINDING UP...................................51
     13.1 DISSOLUTION....................................................51
     13.2 EFFECT OF DISSOLUTION.  .......................................52
     13.3 WINDING UP, LIQUIDATION AND DISTRIBUTION OF ASSETS.............53
     13.4 CERTIFICATE OF DISSOLUTION.....................................55
     13.5 RETURN OF CONTRIBUTION NONRECOURSE TO OTHER MEMBERS............55

ARTICLE XIVAMENDMENT.....................................................55
     14.1 ...............................................................55
     AMENDMENT OF COMPANY AGREEMENT......................................55
     14.2 ...............................................................55
     AMENDMENTS UPON A MAJOR CAPITAL EVENT...............................55

ARTICLE XV     MISCELLANEOUS PROVISIONS..................................56
     15.1 ENTIRE AGREEMENT...............................................56
     15.2 NO PARTNERSHIP INTENDED FOR NONTAX PURPOSES....................56
     15.3 RIGHTS OF CREDITORS AND THIRD PARTIES UNDER COMPANY AGREEMENT..56
     15.4 CONFIDENTIALITY................................................56
     15.5 AGREEMENT, EFFECT OF INCONSISTENCIES WITH ACT..................57
     15.6 NOTICE.........................................................58

ARTICLE XVIREMEDY PROVISIONS.............................................59
     16.1 TRIGGERING EVENT...............................................59
     16.2 DISTRIBUTIONS..................................................59

ARTICLE XVIIREDEMPTION OF THE AGM INTEREST...............................60
     17.1 OPTIONAL REDEMPTION BY THE COMPANY.............................60
     17.2 MANDATORY REDEMPTION UPON REQUEST OF A HOLDER..................60
     17.3 REDEMPTION PRICE...............................................61
     17.4 DISTRIBUTIONS AFTER REDEMPTION DATE............................61
     17.5 CERTIFICATES...................................................62
     17.6 OTHER REDEMPTIONS OR ACQUISITIONS..............................62

ARTICLE XVIIIGRANT OF PUT OPTION.........................................62
     18.1 GRANT OF PUT OPTION............................................62
     18.2 CLOSING OF PUT OPTION..........................................63
     18.3 REGULATORY APPROVAL............................................63
                        COMPANY AGREEMENT

          This Company Agreement (this `Agreement'' or this ``Company Agreement') of The Amalgamated Sugar Company LLC, a limited liability company organized pursuant to the Act, is entered into and shall be effective as of the Effective Date, by and among the Company and the persons executing this Agreement as Members. Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to such terms in Article II.

                                   ARTICLE I
                                                               FORMATION

     1.1 ORGANIZATION. The Members have organized the Company as a Delaware limited liability company pursuant to the provisions of the Act by filing that certain Certificate of Formation with the Secretary of State of Delaware on December 20, 1996, and by entering into that certain Formation Agreement by and among The Amalgamated Sugar Company, a Utah corporation (`AGM''), Snake River Sugar Company, an Oregon cooperative (`SRSC''), and the Company, dated as of January 3, 1997, to be effective for tax and accounting purposes as of December 31, 1996 (the "Formation Agreement").

     1.2 NAME. The name of the Company is The Amalgamated Sugar Company LLC, and all business of the Company shall be conducted under that name except to the extent necessary for qualification purposes in those states where AGM's presence initially requires the Company to use a trade name or with the consent of all of the Members.

     1.3 EFFECTIVE DATE. This Company Agreement shall become effective upon the closing under the Formation Agreement or such other date mutually agreeable to the Members (the `Effective Date'').


     1.4 TERM. The term of the Company commenced on the Effective Date and will continue until the Company shall be dissolved and its affairs wound up in accordance with the Act or this Company Agreement.

     1.5 REGISTERED AGENT AND OFFICE. The Company's initial registered office and the name of its initial registered agent at such address shall be as set forth in the Company's Certificate of Formation. The Management Committee may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Management Committee shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Management Committee shall fail to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address upon notice to the other Members.

     1.6 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be 2427 Lincoln Avenue, PO Box 1520, Ogden, Utah 84402. The Company may locate its place of business to any other place or places as the Management Committee may from time to time deem advisable.


                                   ARTICLE II
                                                             DEFINITIONS

     For purposes of this Company Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

     1.ACCRUAL - shall mean the sum of (i) the positive excess, if any, of (A) the product of $2,224,781 times the cumulative number of months which have elapsed during any Fiscal Year of the Company, commencing with January 1, 1997, less (B) the cash distributions to all Members pursuant to Section 9.3.1(a) in connection with such months and less the cash distributions pursuant to Section 9.3.1(b)(i) for the Fiscal Year relating to such months, plus (ii) interest on any amount determined pursuant to clause (i), compounded annually, at an annual rate of 10.145%, calculated from the date cash distributions for such month are or would have been made pursuant to Section 9.3.1(a) to the date the Accrual relating to such date is actually distributed to the Members pursuant to Section 9.3.1; provided, however, that the Deferral and the Insurance Deferral shall not be included in any Accrual.

     2.ACCRUAL THRESHOLD - has the meaning set forth in Section 16.2.1.

     3.ACT - means the Delaware Limited Liability Company Act, as amended from time to time.

     4.ADDITIONAL MEMBER - means a Person other than an Initial Member or a Substitute Member who has acquired a Membership Interest from the Company.


     5.AFFILIATE - has the meaning, with respect to any Person, set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended as of the Closing Date.

     6.   AGM - has the meaning set forth in Section 1.1.

     7.AGM CAPITAL INTEREST - means the proportion that the positive Capital Account of a Member holding the AGM Interest bears to the aggregate positive Capital Accounts of all Members holding the AGM Interest whose Capital Accounts have positive balances as may be adjusted from time to time.

     8.AGM INTEREST - means the Membership Interest received by AGM on the Effective Date.

     9.ANNUAL OPERATING PLAN - has the meaning set forth in Section 7.2.1.

     10.ARTICLES - means the Certificate of Formation of the Company as properly adopted and amended from time to time by the Members and filed with the Secretary of State of Delaware.

     11.ASSIGNEE - means a Person to whom a Membership Interest has been transferred who has not been admitted as a Substitute Member.

     12.ASSIGNING MEMBER - has the meaning set forth in Section 5.1.2.

     13.BANK INDEBTEDNESS - means revolving Indebtedness in a principal amount not to exceed $100 million incurred by the Company in connection with providing working capital for the Company, and any refinancing of such Indebtedness with a bank or other financial institution, provided that, without the written consent of the holders of a Majority of the AGM Interest, the maximum amount of Indebtedness permitted to be incurred in any such refinancing does not increase over the maximum amount of Indebtedness outstanding immediately prior to such refinancing, and the terms and conditions of such refinancing do not materially adversely affect the holders of the AGM Interest.

     14.BANKRUPT MEMBER - means a Member which has commenced any proceeding under any bankruptcy, debt arrangement, or insolvency law of any jurisdiction, whether now or hereafter in effect, or a Member against which any such proceeding has been commenced and to which the Member by any act or omission has indicated approval thereof, consent thereto or acquiescence therein, or as to which an order shall be entered and remain in effect for more than 120 days approving the petition in any such proceeding.

     15.BEET PAYMENT - means payments by the Company for sugarbeets that would have been incurred if the Company made such payments at the times and pursuant to the terms and conditions as set forth in the Agreement attached as Exhibit D-7 to the Formation Agreement.

     16.BUSINESS - has the meaning set forth in Article III.

     17.BUSINESS DAY - means any day excluding a Saturday, Sunday and any day which is a legal holiday under the laws of the State of Utah or is a day on which banking institutions located in such state are closed.

     18.CAPITAL ACCOUNT - means, as of any given date, the Capital Contributions to the Company by a Member or Assignee as adjusted up to the date in question pursuant to Article VIII.


     19.CAPITAL CONTRIBUTION - means any contribution to the capital of the Company in cash or Property by a Member or Assignee pursuant to Article VIII.

     20.CHANGE IN OWNERSHIP OR STRUCTURE - means (i) any issuance or Disposition, or any series of issuances or Dispositions of Membership Interest by the Company or the holders of Membership Interests which results in any Person or group of affiliated Persons (other than SRSC) owning Membership Interests possessing the voting power (under ordinary circumstances) to elect a majority of the Management Committee, or (ii) any action or failure to act that causes or results in the Company ceasing to be a duly organized and validly existing limited liability company under the Act. No Change in Ownership or Structure shall be deemed to have occurred solely as a result of (i) the exercise by the holders of AGM Interest of any remedy provided by Article XVI or
(ii) the transfer of Membership Interest pursuant to the terms of Articles XI, XVII or XVIII.

     21.CODE - mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as amended, and any reference to a section of the Code shall include any successor section or provision of the Code.

     22.COMPANY - means The Amalgamated Sugar Company LLC, a limited liability company formed under the Act, and any successor limited liability company.

     23.COMPANY AGREEMENT - means this Company Agreement including all amendments adopted in accordance with this Company Agreement and the Act.

     24.COMPANY MINIMUM GAIN - means the gain (regardless of character) which would be realized by the Company if the Property subject to a nonrecourse debt (other than a "partner nonrecourse debt" as such term is defined in Section


1.704-2(b)(4) of the Regulations) were disposed of in full satisfaction of such debt on the relevant date. Such amount shall be computed separately for each nonrecourse liability of the Company. For this purpose the adjusted basis of Property subject to two or more liabilities of equal priority shall be allocated among such liabilities in proportion to the outstanding balances of such liabilities and the adjusted basis of Property subject to two or more liabilities of unequal priority shall be allocated to the liability of inferior priority only to the extent of the excess, if any, of the adjusted basis of such Property over the aggregate outstanding balance of the liabilities of superior priority. If Property is reflected in the Capital Accounts of the Company at other than its basis, Company Minimum Gain shall be determined by using the amount recorded for such Property in determining Capital Accounts instead of the basis of such Property.

     25.DEFERRAL - has the meaning set forth in the Section 9.3.1(d).

     26.DEFICIT CAPITAL ACCOUNT - means the deficit balance, if any, in a Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

          (1) credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Regulations after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2(d) of the Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2(i)(3) of the Regulations); and


          (2) debit to such Capital Account of the items described in Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

          This definition of Deficit Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

     27.DEPRECIATION - means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

     28.DISPOSITION (OR DISPOSE) - means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

     29.DISTRIBUTABLE CASH - means, without duplication (A) the Company's net income for financial statement purposes for each Fiscal Year, calculated in accordance with GAAP, plus (i) actual book depreciation, depletion, amortization and interest expense included in the calculation of net income, less (ii) actual capital expenditures and actual interest paid (net of interest capitalized);


provided, however, that in calculating net income (x) the first-in, first-out method of accounting for inventories shall be used regardless of the method actually used by the Company to account for inventories, (y) expenses to reflect the cost to purchase sugarbeets shall not exceed the Beet Payment, regardless of the actual expense amounts recorded or payments made for sugarbeets by the Company and (z) net income shall exclude any income or expense realized upon a Major Capital Event, (B) any net cash proceeds to the Company generated from a Major Capital Event, and (C) any cash Capital Contribution by SRSC to the Company pursuant to Section 8.2.3.

     30.EFFECTIVE DATE - has the meaning set forth in Section 1.3.

     31.EXCESS BEET PAYMENT - means the amounts, if any, by which the Company's expenses to purchase sugarbeets exceeded the Beet Payment during such Fiscal Year.

     32.FISCAL YEAR - means the Company's fiscal year beginning January 1 and ending December 31 of each year.

     33.FIXED CHARGES - means, for any period, the total of the following for the Company calculated in accordance with GAAP (without duplication): (i) interest expenses deducted in the determination of net income (including any amortization of deferred loan fees and costs); plus (ii) scheduled payments of
                                               ----

principal with respect to all Indebtedness (other than Indebtedness referred to in clauses (i) and (iii) of the definition of Permitted Indebtedness); plus
                                                                       ----

(iii) any provision (to the extent it is greater than zero) for income or franchise taxes included in the determination of net income (excluding any provision for deferred taxes); plus (iv) amounts payable with respect to
                               ----

capitalized leases and operating leases; plus (v) payment of deferred taxes
                                         ----

accrued in any prior period.

     34.FORMATION AGREEMENT - has the meaning set forth in Section 1.1.

     35.GAAP - means United States generally accepted accounting principles applied on a basis consistent with the accounting practices used by AGM during its 1996 fiscal year.

     36.GROSS ASSET VALUE - means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (1) The initial Gross Asset Value of any asset contributed by a Member or Assignee to the Company shall be the gross fair market value of such asset, as determined by the contributing Member or Assignee and the Management Committee, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 8.1 shall be as set forth in APPENDIX A.

          (2) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the unanimous vote of the Members as of the following times: (a) the acquisition of an additional interest by any new or existing Member or Assignee in exchange for more than a de minimis contribution of Property (including money); (b) the distribution by the Company to a Member or Assignee of more than a de minimis amount of Property (including money) as consideration for a Membership Interest; and (c) the liquidation of the Company within the meaning of Regulations Section


1.704-l(b)(2)(ii)(g): provided, however, that adjustments pursuant to clauses
(a) and (b) above shall be made only if the Management Committee reasonably determines in good faith that such adjustments are necessary to reflect the relative economic interests of the Members in and the Assignees of the Company.

          (3) The Gross Asset Value of any Company asset distributed to any Member or Assignee shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the unanimous vote of the Members.

          (4) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 732(d), 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-l(b)(2)(iv)(m) and Section 8.3 and subsection (4) under the definition of Net Profits and Net Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this definition to the extent the Management Committee determines that an adjustment pursuant to subsection (2) of this definition is necessary in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (4).

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (1), (2) or (4) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

     37.INDEBTEDNESS - means all indebtedness for borrowed money, indebtedness evidenced by notes, debentures, bonds or similar instruments, capitalized lease obligations, and any guarantees of the obligations of another Person.



     38.INVESTMENT - means (a) any direct or indirect purchase or other acquisition by the Company of any beneficial interest in, including stock, partnership interest, limited liability company interest or other securities of, any other Person or (b) any direct or indirect loan, advance or capital contribution by the Company to any other Person including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.

     39.  INFORMATION - has the meaning set forth in Section 15.4.

     40.INITIAL CAPITAL CONTRIBUTION - means the Capital Contributions agreed to be made by the Initial Members as of the date of this Agreement as described in
Section 8.1 and as specifically described on APPENDIX A.

     41.INITIAL MEMBERS - means AGM and SRSC.

     42.INSURANCE DEFERRAL - has the meaning set forth in Section 9.3.2.

     43.INSURANCE EVENT - means any transaction or series of transactions involving payment in connection with any condemnations, easements, net recoveries of damage awards and insurance proceeds (other than incident to or resulting in the liquidation of the Company), which payment exceeds $50,000 and is not promptly reinvested in the Company's business.

     44.MAJOR CAPITAL EVENT - means any transaction or series of transactions involving (i) any sale, transfer or other disposition of all or substantially all of the Company's assets (other than in the ordinary course of business),
(ii) any Insurance Event, or (iii) any financing or refinancing the purpose of which financing or refinancing is to distribute all or part of the proceeds to the Members.

     45.MAJORITY OF THE SR INTEREST - means holders of the SR Interest which taken together exceed 50% of the SR Capital Interests and, for purposes of
Article XIII, 50% of the interest in Profits allocable to holders of the SR Capital Interest.

     46.MAJORITY OF THE AGM INTEREST - means holders of the AGM Interest which taken together exceed 50% of the AGM Capital Interests and, for purposes of
Article XIII, 50% of the interest in Profits allocable to holders of the AGM Capital Interest.

     47.MANAGEMENT COMMITTEE - has the meaning set forth in Section 5.1.

     48.MEMBER - means an Initial Member, Substituted Member or Additional Member, provided, that when used in connection with the distribution of cash and the allocation of profit, loss and other items under Article IX, Member shall include any Assignee.

     49.MEMBERSHIP INTEREST - means the rights of a Member or, in the case of an Assignee, the rights of the assigning Member, in distributions (liquidating or otherwise) and allocations of the Net Profits, Net Losses and other federal income tax items of gains, deductions and credits of the Company.

     50.MEMBER MINIMUM GAIN - means the gain (regardless of character) which would be realized by the Company if Property subject to a "partner nonrecourse debt" (as such term is defined in Section 1.704-2(b)(4) of the Regulations) were disposed of in full satisfaction of such debt on the relevant date. The adjusted basis of Property subject to more than one partner nonrecourse debt shall be allocated in a manner consistent with the allocation of basis for purposes of determining Company Minimum Gain under this Company Agreement.

     51.MONTHLY TRANCHE B INTEREST - has the meaning set forth in Section 9.3.1(d).

     52.NET PROFITS or NET LOSSES - means, for each taxable year of the Company, an amount equal to the Company's net taxable income or loss for such year as determined for federal income tax purposes (including separately stated items) in accordance with (a) the accounting method and rules used by the Company and
(b) Section 703 of the Code, with the following adjustments:

          (1) Any items of income, gain, loss and deduction specifically or specially allocated to Members or Assignees pursuant to Section 9.2 shall not be taken into account in computing Net Profits or Net Losses;

          (2) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses shall be added to such taxable income or loss;

          (3)  Any expenditure of the Company described or deemed described in
Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Net Profits and Net Losses shall be subtracted from such taxable income or loss;

          (4) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (2) or (3) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

          (5) Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

          (6) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

          (7) To the extent an adjustment to the adjusted tax basis of any Company Property pursuant to Section 732(d), 734(b) or 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

     53.OPERATING CASH FLOW - means, for any period, (i) net income determined in accordance with GAAP; plus, (ii) to the extent included in the calculation of
                         ----

net income, (a) income and franchise taxes paid or accrued, (b) interest expenses, paid or accrued, (c) interest paid in kind, (d) depreciation, depletion and amortization, and (e) other non-cash charges, including amortization of deferred loan fees and costs; less, (iii) to the extent included
                                              ----

in the calculation of net income, (a) interest and dividend income, (b) the income of any person (other than wholly-owned Persons of the Company) in which the Company has an ownership interest unless such income is received by the Company or such wholly-owned Persons in a cash distribution, (c) gains (but not losses) from sales or other dispositions of assets (other than inventory in the normal course of business), (d) extraordinary or non-recurring gains, but not net of extraordinary or non-recurring "cash" losses, and (e) capital expenditures.

     54.PERMITTED INDEBTEDNESS - means (i) short term Commodity Credit Corporation price support Indebtedness in the ordinary course of business consistent with past practice, (ii) Indebtedness included in the Assumed Liabilities, as defined in the Formation Agreement, and any refinancing of such Indebtedness provided that the amount of Indebtedness incurred in any such refinancing does not increase over the amount of Indebtedness outstanding immediately prior to such refinancing, (iii) Bank Indebtedness, and (iv) additional Indebtedness (including Indebtedness assumed in connection with any merger, acquisition or other transaction), provided that the Company's fixed charge coverage ratio for the previous 12 months, on a pro forma basis giving full effect to any Indebtedness incurred since the beginning of such 12 month period (including any Indebtedness proposed to be incurred) is at least equal to
1.20 to 1.00. For purposes of this definition, `fixed charge coverage ratio'' means the Company's Operating Cash Flow divided by Fixed Charges.

     55.PERMITTED INVESTMENTS - means (i) reasonable advances to employees in the ordinary course of business, (ii) Investments having a stated maturity no greater than one year from the date the Company makes such Investment in
(a) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, including repurchase and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States government, provided such agreements are entered into on terms and conditions set forth in the form of Master Repurchase Agreement promulgated by the Public Securities Association with a `Buyer's Margin Account'' (as defined therein) at least equal to 100%,
(b) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million, or (c) commercial paper with a rating of at least `Prime-1'' by Moody's Investors Services, Inc., (iii) money market mutual funds investing solely in instruments described in clause (ii) above, (iv) loans with a maturity date of less than one year to agricultural producers who grow domestic sugarbeets and sell such sugarbeets to the Company or SRSC under a written contract and who are `eligible producers'' as that term is defined by 7 C.F.R. Section 1435.3, provided that the amount of such loan does not exceed the estimated value of sugarbeets under such contract (at the then estimated sugar price) and that any such loan that exceeds $5000 is secured by a perfected first priority security interest in favor of the Company in such producer's crop, (v) Investments in wholly-owned Persons, (vi) Investments in less than wholly-owned Persons and joint ventures, provided that the no more than $1 million may be invested in such entities in any Fiscal Year, provided further that less than 5% of the Company's consolidated assets and earnings are held by less than wholly-owned Persons and joint ventures at any one time, and provided further that the Company does not incur any liabilities (including Indebtedness, contingent or otherwise) in connection with such Investment (by agreement, as a general partner or otherwise) beyond the amount of the Investment,
(vii) obligations of the United States Farm Credit System, and (ix) Investments in any farmers cooperative bank to the extent required by the Bank Indebtedness.

     56.PERMITTED MERGERS - means any merger, combination or consolidation between the Company and another Person if (i) the Company is the surviving entity and the terms relating to the AGM Interest set forth in this Company


Agreement are not materially changed, (ii) no membership interest (or equivalent interest, e.g., common or preferred stock in the case of a corporation) other than the AGM Interest and the SR Interest are outstanding following such transaction, (iii) no Triggering Event occurs after giving effect to such transaction and no transaction otherwise prohibited by this Company Agreement occurs in connection with such transaction, and (iv) the Company, on a pro forma basis giving effect to such transaction, has consolidated net worth at least equal to its consolidated net worth immediately prior to such transaction. For purposes of this definition, `consolidated net worth'' means the difference between the assets and liabilities of the Company, calculated in conformity with GAAP.

     57.PERSON - means an individual, a partnership, a limited liability company, a cooperative, a corporation, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     58.PRINCIPAL REDUCTION - means, except as otherwise consented to by the lenders under the SR Term Indebtedness, the repayment of all principal, interest and other amounts owing on the SR Term Indebtedness.

     59.PROPERTY - means any property real or personal, tangible or intangible, including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

     60.PUT OPTION CONSIDERATION - means the sum of $250,000,000 (in the sale of all of the AGM Interest originally issued) or the applicable portion thereof (in the sale of a portion of the AGM Interest), plus 95% of any unpaid Accrual (or, in the case of the sale of a portion of the AGM Interest, 95% of any unpaid


Accrual relating to such portion), plus 100% of any Deferral (or, in the case of the redemption of a portion of the AGM Interest, 100% of any Deferral relating to such portion), plus 100% of any Insurance Deferral (or, in the case of the redemption of a portion of the AGM Interest, 100% of any Insurance Deferral relating to such portion).

     61.PUT NOTICE - has the meaning set forth in Section 18.1.

     62.PUT OPTION - has the meaning set forth in Section 18.1.

     63.REDEMPTION PRICE - means the sum of $250,000,000 (in the redemption of all of the AGM Interest originally issued) or the applicable portion thereof (in the redemption of a portion of the AGM Interest), plus 95% of any unpaid Accrual (or, in the case of the redemption of a portion of the AGM Interest, 95% of any unpaid Accrual relating to such portion), plus 100% of any Deferral (or, in the case of the redemption of a portion of the AGM Interest, 100% of any Deferral relating to such portion), plus 100% of any Insurance Deferral (or, in the case of the redemption of a portion of the AGM Interest, 100% of any Insurance Deferral relating to such portion).

     64.REGULATIONS - means, except where the context indicates otherwise, the permanent, proposed or temporary regulations of the Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

     65.SHARING RATIO - means with respect to the holders of the SR Interest, 5.3% and with respect to the holders of the AGM Interest, 94.7%.

     66.SR CAPITAL INTEREST - means the proportion that the positive Capital Account of a Member holding an SR Interest bears to the aggregate positive


Capital Accounts of all Members holding SR Interests whose Capital Accounts have positive balances as may be adjusted from time to time.

     67.SR INTEREST - means the Membership Interest received by SRSC on the Effective Date.

     68.SR TERM INDEBTEDNESS - means SR's term loans, as in effect on the Effective Date, including any amendments to such loans (provided such amendments do not increase the outstanding principal amount of such loans, extend the maturity date of such loans or otherwise materially adversely affect the rights of the holders of the AGM Interest pursuant to this Agreement). Except as otherwise consented by the holders of a Majority of the AGM Interest, SR Term Indebtedness shall not include any refinancings of such loans.

     69.  SRSC - has the meaning set forth in Section 1.1.

     70.SUBSTITUTE MEMBER - means an Assignee who has been admitted to all of the rights of membership pursuant to this Company Agreement.

     71.TRIGGERING EVENT - means any failure by the Management Committee or the Company to comply in all material respects with any of the provisions of this Company Agreement; provided, however, that, so long as the Company has promptly notified the holders of the AGM Interest of the existence of such a failure pursuant to Section 7.2.2(e), such failure (other than a failure to comply with the provisions of Sections 6.3(i), 6.3(ii), 6.3(xiv) and 6.3(xv) and 7.2.3), if capable of being cured, shall not be deemed to be a Triggering Event unless such failure has not been cured within 30 days after the holders of the AGM Interest have given the Company notice.


     72.VALHI LOANS - means the loan by SRSC to Valhi in the amount of $212,500,000, and the loan by SRSC to Valhi, in the amount of $37,500,000, each dated as of the date of this Agreement.

     73.VALHI - means Valhi, Inc., a Delaware corporation.

     74.WITHDRAWAL EVENT - has the meaning set forth in Section 13.1.1(b).

                                  ARTICLE III
                                                      NATURE OF BUSINESS

     The Company's business shall be the production and sale of refined sugar and by-products from sugarbeets (the `Business''). The Company shall have the authority to do all things necessary or convenient to operate its Business as described in this Article III including renewal, amending, modifying or altering any permit, consent or amortization. The Company exists only for the purposes specified in this Article III and may not conduct any other business without the consent of the affirmative vote of all of the Members as provided in this Agreement.


                                   ARTICLE IV
                                          NAMES AND ADDRESSES OF MEMBERS

     The names and addresses of the Members are identified on APPENDIX A.

                            ARTICLE V
                  THE MANAGEMENT OF THE COMPANY


     5.1  MANAGEMENT OF THE COMPANY BY THE MANAGEMENT COMMITTEE.

          5.1.1 The business and affairs of the Company shall be managed by the Members. The Members shall exercise such management duties through a Management Committee of seven representatives (the `Management Committee''), all of whom initially shall be appointed by SRSC, and shall continue to be appointed by SRSC subject to Article XVI. Except when the representatives to the Management Committee are appointed by AGM pursuant to Article XVI, each representative to the Management Committee shall be an officer, director or employee of SRSC and a member of SRSC, actively engaged in the growing of sugarbeets. The initial representatives are George Grant and Rocky Trail, provided, however, that following the consummation of the formation of the Company and related transactions, the initial representatives shall be the individuals identified on APPENDIX A. Each representative to the Management Committee shall serve until such representative's resignation, death, disability or until removal by SRSC or, upon a Triggering Event, by AGM pursuant to Article XVI.

          5.1.2 Any Member may at any time remove any of its Management Committee representatives appointed by such Member and appoint a substitute representative by delivering written notice of such substitution to the other Members. In the event any Member assigns all or any portion of its Membership Interest (an `Assigning Member'') to a Person that is admitted as a Member pursuant to the terms of this Agreement, the Assigning Member may, in its sole discretion, elect to allow such Substitute or Additional Members to designate any of the Assigning Member's representatives to the Management Committee by delivering written notice of such election to the other Members.


          5.1.3 Each representative to the Management Committee shall have one vote in all actions required or permitted to be taken by the Management Committee. All actions taken by the Management Committee must be by: (i) a majority vote of the representatives then holding office and entitled to vote at a meeting of the Management Committee; or (ii) by the affirmative written consent of a majority of the representatives to the Management Committee which would be entitled to vote at a meeting of the Management Committee called for the purpose of taking such action, in which case prompt written notice of such action shall be given to any representative not executing such written consent.

          5.1.4 No representative of the Management Committee shall be entitled to compensation from the Company solely for serving in such capacity.

          5.1.5 The Management Committee shall review the operation of the business and the management of the Company and shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures as it deems necessary. Any Member may call a special meeting of the Management Committee for any purpose by giving the other Members and their respective representatives to the Management Committee at least 24 hours' written or telephonic notice thereof, except in the case of an emergency, in which case, such notice as is practicable shall be sufficient.

          5.1.6 One or more representatives to the Management Committee may attend meetings of the Management Committee by means of conference telephone call.

          5.1.7 The Management Committee shall appoint and terminate senior officers of the Company (including a Chief Executive Officer), define their duties and establish their compensation.



     5.2  AUTHORITY TO BIND THE COMPANY.    The Management Committee shall have
full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all determinations regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business except for matters expressly reserved to the determination of the Members elsewhere in this Company Agreement, including, but not limited to, the matters set forth in
Section 6.3.

     5.3 DUTIES OF THE MANAGEMENT COMMITTEE. The Management Committee shall cause the Company to take the following action:

          (i) at all times cause to be done all things necessary to maintain, preserve and renew its existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

          (ii) maintain and keep its properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted at all times;

          (iii) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid would by law become a lien upon any Company assets, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

          (iv) comply with all other material obligations which the Company incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due to the extent to which the failure to so comply would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

          (v) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company;

          (vi) apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are consistent with past practice and are customary for well-insured corporations of similar size engaged in similar lines of business; and

          (vii) maintain proper books of record and account which fairly present its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP.


     5.4 LIABILITY FOR CERTAIN ACTS. Each representative to the Management Committee shall have a fiduciary duty to the Members and shall perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interests of the Members, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A representative who so performs his or her duties shall not have any liability to the Company or its Members by reason of being or having been a representative to the Management Committee. The representatives to the Management Committee shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence or willful misconduct, or willful breach of this Company Agreement by such representative.

     5.5 MANAGEMENT COMMITTEE REPRESENTATIVES HAVE NO EXCLUSIVE DUTY TO COMPANY. No representative to the Management Committee shall be required to manage the Company as his or her sole and exclusive activity, and representatives may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Company Agreement, to share or participate in such other interests or activities of such representatives or to the income or proceeds derived therefrom. The representatives to the Management Committee shall not incur any liability to the Company or to any of the Members solely as a result of engaging in any other business or venture.

     5.6 STANDARD OF CARE. The representatives to the Management Committee in the discharge of their duties to the Company shall manage and operate the business of the Company in a manner and for the purposes of maximizing its long-term value and return to the Members. In discharging their duties, the representatives to the Management Committee shall be fully protected in relying in good faith upon the records required to be maintained under Article VII and upon such information, opinions, reports or statements by the chief executive officer of the Company, any of the Members or agents of the Company, or by any other Person, as to matters such representatives reasonably believe are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might be paid.

                           ARTICLE VI
                  RIGHTS AND DUTIES OF MEMBERS

     6.1 LIABILITY OF MEMBERS. The debts, obligations and liabilities (including, but not limited to, strict liability) of the Company, whether arising in contract, tort, under statute or otherwise, shall be solely the debts, obligations and liabilities of the Company. No Member of the Company shall be obligated for any such debt, obligation or liability solely by reason of being a Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Company Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

     6.2 VOTING RIGHTS. All Members shall be entitled to vote on any matter submitted to a vote of the Members. Unless the vote of a lesser or greater proportion or number is otherwise required by the Act or this Company Agreement or unless the consent of Members holding the AGM Interest is otherwise required by this Company Agreement, the affirmative vote of one or more Members holding a Majority of the SR Interest shall be the act of the Members. Unless required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

     6.3 AGM MEMBER CONSENT. Notwithstanding anything in this Company Agreement to the contrary, the Company shall not do any of the following acts, directly or indirectly, without the written consent of a Majority of the AGM
Interest:

          (i) make any distributions upon any Membership Interest other than distributions pursuant to the terms of Section 9.3;

          (ii) purchase or otherwise acquire all or any portion of any Membership Interest (including, without limitation, rights to acquire all or any portion of any Membership Interest) other than the purchase of the AGM Interest pursuant to Article XVII;

          (iii) directly or indirectly authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any notes, debt securities or other Indebtedness, other than in connection with Permitted Indebtedness;

          (iv) make any loans or advances to, guarantees for the benefit of, or Investments in, any Person, except for Permitted Investments;


          (v) merge, combine or consolidate with any Person other than Permitted Mergers;

          (vi) sell, lease or otherwise dispose of more than 5% of the assets of the Company (computed either on the basis of book value, determined in accordance with GAAP, or fair market value) in any transaction or series of related transactions, including without limitation, a merger or consolidation (other than sales in the ordinary course of business);

          (vii) effect a recapitalization or reorganization in any form of transaction;

          (viii) acquire any interest in any business (whether by a purchase of assets, merger or otherwise), or enter into any joint venture if the business or joint venture is engaged in a business other than the processing of sugarbeets and the sale of sugar and sugar byproducts from sugarbeets, and businesses substantially related to such businesses;

          (ix) enter into the ownership, active management or operation of any business other than the processing of sugarbeets and the sale of sugar and sugar byproducts from sugarbeets, and businesses substantially related to such businesses;

          (x) other than in connection with Bank Indebtedness, become subject to any agreement or instrument which by its terms would (under any circumstances) restrict the Company's ability to perform the provisions of this Company Agreement (including, without limitation, provisions relating to payment of distributions on and making acquisitions of the AGM Interest);


          (xi) enter into any transaction with SRSC or any of the Company's or SRSC's officers, Management Committee representatives, employees, members or Affiliates or any individual related by blood or marriage to any such Person or any entity in which any such Person or individual owns a beneficial interest, except for (A) normal employment arrangements and benefit programs on reasonable terms; provided that the Company shall establish and maintain qualified retirement benefit plans for its employees which are substantially identical to the qualified retirement benefit plans of AGM and shall not reduce the benefits, rights and features under such qualified retirement benefit plans in a manner which would materially adversely impact the qualified retirement benefit plans of the entities which constitute the Majority of the AGM Interest and of their Affiliates, (B) normal expense reimbursement arrangements on reasonable terms with the Management Committee representatives, (C) normal commercial arrangements, for matters other than the purchase of sugarbeets, on arm's length terms and conditions, (D) the purchase of sugarbeets in the ordinary course of the Company's business, provided that any such purchases are at a price no greater than the applicable Beet Payment, and (E) loans described in clause (v) of the definition of Permitted Indebtedness;

          (xii) establish or acquire less than an 100% controlling interest in any Person, other than pursuant to Investments permitted by clause (vi) of the definition of Permitted Investments;

          (xiii) make any capital expenditures (including, without limitation, payments with respect to capitalized leases, as determined in accordance with GAAP) exceeding $35 million in the aggregate on a consolidated basis during any Fiscal Year plus the two previous Fiscal Years, provided, however, that (A) to the extent such limit has been reached during any Fiscal Year, the Company may make capital expenditures reasonably required to be made in such Fiscal Year by legal or regulatory requirements, (B) commencing with the Company's first Fiscal Year commencing on or after January 1, 1998 and on each January 1 thereafter, the $35 million aggregate threshold shall be adjusted by an amount equal to the change since January 1, 1997 in the U.S. producer price index for refined beet sugar for the most recent twelve months (or, if such index is no longer available, the closest comparable U.S. producer price index available, as reasonably determined by the Company), (C) the limitation set forth in this Section 6.3(xiii) shall not apply to any amounts contributed to the Company by holders of the SR Interest which are designated to be applied to capital expenditures, (D) the limitation set forth in this Section 6.3(xiii) shall not apply to capital expenditures which are financed with Indebtedness incurred by the Company specifically for the purpose of making such capital expenditures, so long as such Indebtedness is Permitted Indebtedness, and (E) for purposes of this Section 6.3(xiii), capital expenditures for each Fiscal Year prior to January 1, 1997 shall be deemed to be an amount equal to $10,000,000;

          (xiv) allow (A) a court to enter a decree or order for relief with respect to the Company in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (B) the continuance of any of the following events for forty-five (45) days unless dismissed, bonded or discharged: (1) an involuntary case commenced against any the Company, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (2) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company, or over all or a substantial part of the Company assets, is entered; or (3) an interim receiver, trustee or other custodian is appointed without the consent of the Company, for all or a substantial part of the Company assets;

          (xv) (A) seek the entry of an order for relief with respect to the Company in a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) consent to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law, (C) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of the Company assets; (D) make any assignment for the benefit of creditors; or (E) adopt a resolution or otherwise authorize any action to adopt a resolution or otherwise authorize any action, to approve any of the actions referred to in this (xv);

          (xvi) permit any money judgment, writ or warrant of attachment, or similar process involving (A) an amount in any individual case in excess of $100,000 or (B) an amount in the aggregate at any time in excess of $1,000,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) to be entered or filed against the Company or any of the Company's respective assets which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder;

          (xvii) breach or default on any Indebtedness, contingent obligations or other agreement, if the effect of such breach or default is to cause or to permit any Person to cause such Indebtedness and/or other obligations having an individual principal amount in excess of $100,000 or having an aggregate principal amount in excess of $1,000,000 to become or be declared due prior to their stated maturity, unless such failure to pay, default or breach is waived by such holder or holders; or

          (xviii)   permit any Change in Ownership or Structure.

     6.4 REPRESENTATIONS AND WARRANTIES. - Each Member executing this Company Agreement hereby represents and warrants to the Company and each other Member that: (a) the Member, is an organization that it is duly organized, validly existing and in good standing under the law of its state of organization;
(b) that it has full power and authority to execute and agree to this Company Agreement and to perform its obligations hereunder; and (c) that the Member is acquiring its interest in the Company for the Member's own account as an investment and without an intent to distribute the interest. Each Member acknowledges that its Membership Interest in the Company has not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

     6.5 INDEMNIFICATION. - The Company may, to the full extent permitted by law, indemnify, defend and hold harmless any Person (or the estate of any Person) who was or is a party to, or is threatened to be made a party to, a threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a Member, representative to the Management Committee, representative, officer, employee or agent of the Company, or was serving at the request of the Company as manager, director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all claims, demands, liabilities (including, without limitation, strict liability), losses, damages, costs or expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding. The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. Any expenses covered by the foregoing indemnification may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the persons seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification provided in this Section 6.5 shall not be deemed to limit the right of the Company to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under any agreement, vote of disinterested representatives to the Management Committee or otherwise, both as to action in his, her or its official capacity and as to action in another capacity while service as a Member, representative, officer, employee or agent.

     6.6  CONFLICTS OF INTEREST.

          6.6.1 Members shall account to the Company and hold as trustee for it any Company assets, profit or benefit derived by the Member, without the consent of the Management Committee, in the conduct or winding up of the Company's business or from a use or appropriation by such Member of Company assets or opportunity including information developed exclusively for the Company and opportunities expressly presented to the Company.


          6.6.2 A Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interest.
 A Member may lend money to and transact other business with the Company to the extent permitted by this Company Agreement, but no Member is obligated to loan any money to, or incur any financial obligations for the benefit of, the Company except as provided by this Company Agreement. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if the transaction is either
(i) on terms no less favorable than would be available to the Company from an unrelated third party or (ii) the Management Committee (and, if applicable under Section 6.3, the consent of a Majority of the AGM Interest), knowing the material facts of the transaction and the Member's interest, authorize, approve or ratify the transaction.

          6.6.3 Notwithstanding anything to the contrary in this Company Agreement, the Members recognize that AGM's Affiliates have and anticipate having substantial investments in a variety of industries that may compete with each other. By virtue of AGM's investment in the Company, AGM intends to use reasonable efforts to facilitate the Company's operations and other activities, although the Members recognize and agree that such effort will not be to the exclusion of effort by AGM's Affiliates to facilitate other similar and dissimilar businesses. Nothing in this Company Agreement or otherwise will restrict the ability of AGM's Affiliates to establish, acquire or retain an interest in any business that may be deemed to compete with the Company. AGM and its Affiliates shall not be obligated to present to the Company any particular investment or business opportunity, regardless of whether such opportunity is of a character that the Company could take advantage of if it were presented to the Company.

                           ARTICLE VII
                     ACCOUNTING AND RECORDS

     7.1  RECORDS TO BE MAINTAINED.   The Management Committee shall maintain
the following records at the Principal Office:

          7.1.1 A current list of the full name and last known business address of each Member, former Member's and other holders of a Membership Interest;

          7.1.2 A copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which Articles have been executed;

          7.1.3 Copies of the Company's federal, foreign, state and local income tax returns and reports, if any;

          7.1.4 Copies of this Company Agreement including all amendments thereto;

          7.1.5     Any financial statements of the Company;

          7.1.6     The general ledger and subsidiary ledgers of the Company;
and

          7.1.7     Employee benefit and benefit plan records.



     7.2  REPORTS.

          7.2.1 At least 30 days but not more than 90 days prior to the beginning of each Fiscal Year, the chief executive officer or other designated officer of the Company (acting under the supervision of the chief executive officer) shall prepare for the approval by the Management Committee and deliver to the Members an annual business plan (`Annual Operating Plan''). The initial Annual Operating Plan, for the Fiscal Year ending December 31, 1997, shall be prepared and delivered to the Members within 15 days after the Effective Date. Each Annual Operating Plan shall consist of a strategic plan setting forth the Company's goals and objectives regarding the operation and growth of the Company's business during the next Fiscal Year, a description of the methods for accomplishment of these goals and objectives, the Company's expense budget, market approach and plan for development and closure of opportunities; and projected financial statements of the Company for such period (such statements to include a projected balance sheet, income statement and cash flow statement). The Annual Operating Plan shall also include such other information or other matters requested by the Management Committee necessary in order to enable the Management Committee to make an informed decision with respect to its approval of such Annual Operating Plan.

          7.2.2 In addition, the chief executive officer shall provide the Management Committee and deliver to the Members the following information:

          (a) as soon as available but in any event within 30 days after the end of each monthly accounting period in each Fiscal Year (including the last month of the Fiscal Year), unaudited consolidated statements of income of the Company for such monthly period and for the period from the beginning of the


Fiscal Year to the end of such month, and balance sheet of the Company as of the end of such monthly period, setting forth in each case comparisons to the corresponding period in the preceding Fiscal Year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments;

          (b) as soon as available but in any event within 45 days after the end of the first three quarterly accounting periods in each Fiscal Year, unaudited consolidating and consolidated statements of income and cash flows of the Company for such quarterly period and for the period from the beginning of the Fiscal Year to the end of such quarter, and consolidating and consolidated balance sheets of the Company as of the end of such quarterly period, setting forth in each case comparisons to the annual budget and to the corresponding period in the preceding Fiscal Year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments;

          (c) within 90 days after the end of each Fiscal Year, consolidating and consolidated statements of income and cash flows of the Company for such Fiscal Year, and consolidating and consolidated balance sheets of the Company as of the end of such Fiscal Year, setting forth in each case comparisons to the annual budget and to the preceding Fiscal Year, all prepared in accordance with GAAP, and accompanied by an opinion with respect to the consolidated portions of such statements, containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities and exceptions relating to the adoption of new accounting standards with which the accounting firm concurs) of an independent accounting firm of recognized national standing;


          (d) at least 30 days but not more than 90 days prior to the beginning of each Fiscal Year, an annual budget prepared on a quarterly basis for the Company for such Fiscal Year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets;

          (e) promptly (but in any event within five business days) after the discovery, or receipt of notice, of (i) any Triggering Event, (ii) any default under any material agreement to which the Company is a party or (iii) any other material adverse event or circumstance affecting the Company (including the filing of any material litigation against the Company or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an officer's certificate specifying the nature and period of existence thereof and what actions the Company has taken and propose to take with respect thereof;

          (f) within ten days after transmission thereof, copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's businesses;

          (g) as soon as available but in any event within 45 days after the end of each quarterly accounting period in each Fiscal Year, a calculation of the aggregate of all Beet Payments, the actual amounts paid by the Company for sugarbeets, and any Excess Beet Payments;

          (h)  the notices required by Section 9.3, at the times set forth in
Section 9.3, and promptly, within five days of any payment, a calculation of any amounts paid as cash distributions or advances to Members, in each case showing such amounts for the month then ended and for the Fiscal Year;

          (i) in a timely manner, subject to Section 10.4, those information returns required by the Code and the laws of any state and with information concerning the Company's income, gain, loss, deduction or credit when relevant to reporting a Member's or Assignee's share of such items for Federal or state tax purposes; and

          (j) with reasonable promptness, such other information and financial data concerning the Company as any holder of the AGM Interest may reasonably request (including without limitation information relating to the Company's employee benefits and benefit plans), which information shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information not misleading.

     Each of the financial statements referred to in Sections 7.2.2 (a), (b) and
(c) above shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end audit adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Company taken as a whole).

          7.2.3 The Company shall permit any representatives designated by any holder of the AGM Interest, for a purpose reasonably related to such holder's interest as a holder of the AGM Interest, upon reasonable notice and during normal business hours and such other times as any such holder may reasonably request, to (a) visit and inspect any of the properties of the


Company, (b) examine the financial and other records of the Company and make copies thereof or extracts therefrom and (c) discuss the affairs, finances and accounts of the Company with the Management Committee, representatives, officers, key employees and independent accountants of the Company. The presentation of a copy of this Company Agreement containing this Section 7.2.3, certified by the Chief Executive Officer or Secretary of the Company, by any such holder to the Company's independent accountants shall constitute the Company's written permission to its independent accountants to participate in discussions with such representatives.

     7.3 INFORMATION FROM SRSC. Until the Principal Reduction, SRSC agrees to provide the Company and the holders of the AGM Interest written notice of the amount of SR Term Indebtedness and any other information relating to the SR Term Indebtedness reasonably requested by the Company or the holders of the AGM Interest.


                                  ARTICLE VIII
                                      CONTRIBUTIONS AND CAPITAL ACCOUNTS

     8.1 MEMBERS' CAPITAL CONTRIBUTION. Each Member shall contribute such assets and amounts as is set forth in APPENDIX A as its Initial Capital Contributions. Upon Closing (as defined in the Formation Agreement), each Party shall receive its Membership Interest. The Initial Capital Contributions shall have the value set forth on APPENDIX A. No interest shall accrue on any Capital Contribution.


     8.2  ADDITIONAL CAPITAL CONTRIBUTIONS.

          8.2.1     Except as provided in Section 8.2.2, Section 8.2.3 or
Section 9.3, no Member shall be required to make any Capital Contributions other than the Initial Capital Contributions, and no Member shall have the obligation to fund operating deficits nor have the obligation to loan, invest or otherwise provide any funds to the Company. Any amounts distributed to Members pursuant to Section 9.3 shall be promptly recontributed to the Company if it is determined subsequent to the distribution that the distribution was not in accordance with this Company Agreement.

          8.2.2 If Valhi makes any principal payment to SRSC on the Valhi Loans, then each holder of the SR Interest shall contribute to the Company, simultaneously with such principal payment, a pro rata portion (such pro rata portion to be equal to the portion of the SR Interests held by each such holder) of the aggregate amount of such principal payment. The Company and SRSC hereby instruct Valhi to make any such principal payment directly to the Company. The provisions of this Section 8.2.2 shall not apply if the Company has previously redeemed in full all of the AGM Interest pursuant to Article XVII or if the holders of the AGM Interest have received full payment upon exercise of the Put Option granted pursuant to Article XVIII. If the provisions of the SR Term Indebtedness prohibit such contribution, then this obligation shall be suspended until such time as SRSC can make such contribution without violation of the terms of the SR Term Indebtedness.



          8.2.3 If, during any Fiscal Year of the Company, SRSC contracts to deliver sugarbeets to the Company, pursuant to the Memorandum of Agreement between the Company and SRSC attached as Exhibit D-7 to the Formation Agreement or otherwise, from less than 220,000 acres, and if Distributable Cash (as defined in clause (A) of the definition of Distributable Cash) for such Fiscal Year is less than $26,697,368, then within 10 days following the completion of the Company's audit for such Fiscal Year, SRSC will contribute to the Company an additional amount in cash equal to the lesser of: (a) the amount by which Distributable Cash (as defined in clause (A) of the definition of Distributable
Cash) for such Fiscal Year is less than $26,697,372 and (b) the product of (i) $183 per acre times (ii) 220,000 acres less the number of acres from which SRSC contracted sugarbeets to the Company during such Fiscal Year.

     8.3  CAPITAL ACCOUNTS.


          8.3.1 A separate Capital Account will be maintained for each Member and Assignee. The respective Capital Accounts of each Member and Assignee will be increased by (1) the amount of money contributed by such Member to the Company; (2) the Gross Asset Value of Property contributed by such Member or Assignee to the Company (net of liabilities secured by such contributed Property that the Company is considered to assume or take subject to, as provided by Section 752 of the Code); (3) allocations to such Member or Assignee of Net Profits; and (4) any items in the nature of income and gain which are specially allocated to the Member or Assignee pursuant to Sections 9.2.1, 9.2.2, 9.2.3, 9.2.4, 9.2.5 or 9.2.9. The Capital Account of each Member or Assignee will be decreased by (1) the amount of money distributed to such Member or Assignee by the Company; (2) the Gross Asset Value of Property distributed to such Member or Assignee by the Company (net of liabilities secured by such distributed Property that such Member or Assignee is considered to assume or take subject to, as provided by Section 752 of the Code); (3) any items in the nature of deduction and loss which are specially allocated to the Member or Assignee pursuant to Sections 9.2.1, 9.2.2, 9.2.3, 9.2.4, 9.2.5 or 9.2.9; and
(4), allocations of Net Losses.

          8.3.2 In the event of a permitted sale or exchange of a Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with Section 1.704-l(b)(2)(iv)(l) of the Regulations.

          8.3.3 The manner in which Capital Accounts are to be maintained pursuant to this Section 8.3 is intended to comply with the requirements of
Section 704(b) of the Code and the Regulations promulgated thereunder. If, in the opinion of the Company's accountants, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 8.3 should be modified in order to comply with Section 704(b) of the Code and the Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.3, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members and Assignees.

          8.3.4 Except as otherwise required in the Act, no Member or Assignee shall have any liability to restore all or any portion of a deficit balance in such Member's or Assignee's Capital Account.

     8.4  WITHDRAWAL OR REDUCTION OF MEMBERS' CONTRIBUTIONS.

          8.4.1 Without the consent of both a Majority of the SR Interest and a Majority of the AGM Interest, no Member or Assignee shall receive out of the Company assets any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains Company assets sufficient to pay them.

          8.4.2 A Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for its
Capital Contribution; provided, however,   no Member or Assignee shall be
                      --------  -------

entitled to a repayment, return or withdrawal of any part of such Member's or Assignee's Capital Contribution, or similar distribution, except as provided in this Company Agreement.


                           ARTICLE IX
      ALLOCATIONS AND DISTRIBUTIONS,  ELECTIONS AND REPORTS

     9.1  ALLOCATION OF PROFITS AND LOSSES.  Except as otherwise set forth in
Section 9.2:

     9.1.1 Allocations of Profits from Operations. For any Fiscal Year or other taxable period, the Net Profits of the Company from sources other than a Major Capital Event shall be allocated as follows:

          (a) First, in an amount up to the net cash distributed to the Members for the Fiscal Year as to which Net Profits are being allocated, among the Members in proportion to the net cash paid to each;

          (b) Second, to those Members with a negative Capital Account balance at the beginning of the Fiscal Year as to which Net Profits are being allocated, in proportion to such negative Capital Account balances until the Capital Account balances of all such Members would be equal to zero; and

          (c) Third, to the Members in the proportions then in effect as set forth in Section 9.3.1(b)(iii).

     9.1.2 Allocation of Income or Gain from a Major Capital Event. Any income or gain realized by the Company from a Major Capital Event shall be allocated as follows:

          (a) First, subject to adjustment as hereafter provided, an amount equal to the cash to be distributed as a result of such transaction shall be allocated to those Members who will be distributed such cash pursuant to Section 9.3.2;

          (b) Second, if the cash distributed exceeds the gain from the Major Capital Event, the amount tentatively allocated pursuant to Section 9.1.2(a) to Members with a positive Capital Account balance (determined after the tentative allocation provided for in Section 9.1.2(a) above) shall be reduced in proportion to the positive balances of the Capital Accounts of all Members having positive Capital Account balances immediately prior to the allocation provided from in Section 9.1.2(a) above until the total amount allocated equals the total gain from such Major Capital Event to be allocated; provided, that the amount of reduction for any Member shall not exceed the total amount allocated to all Members under Section 9.1.2(a) and, any excess reduction shall be allocated among the remaining Members in the same manner as otherwise provided in this Section 9.1.2(b);

          (c) Third, to the Members with negative Capital Account balances (determined prior to the allocation set forth in Section 9.1.2(a)) in proportion to the negative balances of such Capital Accounts until the Capital Account balances of all such Members equal zero;

          (d) Fourth, to the Members in the percentages then in effect as set forth in Section 9.3.1(b)(iii); and

          (e) If some Members have negative Capital Accounts and some have positive Capital Accounts immediately prior to the allocation provided for in
Section 9.1.2(a), the amount of gain allocable to the Members with positive Capital Accounts pursuant to this Section shall be reduced in proportion to their positive balances in an amount not to exceed the lesser of the aggregate positive Capital Account balances of such Members, or the aggregate negative Capital Account balances of other Members, and such amount of gain shall instead be allocated to the Members with negative Capital Account balances in proportion to their negative balances.

          9.1.3 Allocation of Losses. Losses shall be allocated among all the Members in accordance with their respective Capital Interest.

          9.1.4 Recapture. Any recapture of depreciation or investment tax credits shall be allocated to the Members who were previously allocated such depreciation or tax credits.

     9.2 SPECIAL ALLOCATIONS TO CAPITAL ACCOUNTS AND CERTAIN OTHER INCOME TAX ALLOCATIONS.

          9.2.1 In the event any Member or Assignee receives any adjustments, allocations, or distributions described in Sections 1.704-l(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, which unexpectedly create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member or Assignee in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Section 9.2.1 be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-l(b)(2)(ii)(d) of the Regulations.


          9.2.2 In the event any Member or Assignee would have a Deficit Capital Account at the end of any Company taxable year, the Capital Account of such Member shall be specially credited with items of income (including gross income) and gain in the amount of such excess as quickly as possible.

          9.2.3 Notwithstanding any other provision of this Section 9.2, if there is a net decrease in the Company Minimum Gain as defined in either Regulation Section 1.704-2(d) or in the definition of Member Minimum Gain during a taxable year of the Company, then the Capital Accounts of each Member or Assignee shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member's or Assignee's share of the net decrease in Company Minimum Gain or Member Minimum Gain, as applicable. This Section 9.2.3 is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 of the Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company Minimum Gain or there is a net decrease in Member Minimum Gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and Assignees and it is not expected that the Company will have sufficient other income to correct that distortion, the Management Committee may in its discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Regulation Section 1.704-2(f)(4).

          9.2.4 Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) which are attributable to any nonrecourse debt of the Company are characterized as partner (Member) nonrecourse deductions under
Section 1.704-2(i) of the Regulations and shall be allocated to the Members' Capital Accounts in accordance with Section 1.704-2(i) of the Regulations.



          9.2.5 Beginning in the first taxable year in which there are allocations of `nonrecourse deductions'' (as described in Section 1.704-2(b) of the Regulations) such deductions shall be allocated to the Members or Assignees in the same manner as Net Profits or Net Losses are allocated for such period.

          9.2.6     In accordance with Section 704(c)(1)(A) of the Code and
Section 1.704-l(b)(2)(I)(iv) of the Regulations, if a Member or Assignee contributes Property with a Gross Asset Value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the Property shall, solely for federal income tax purposes (and not for Capital Account purposes), be allocated among the Members and Assignees so as to take account of any variation between the adjusted basis of such Property to the Company and its fair market value at the time of contribution in accordance with Section 1.704-3(b)(i) of the Regulations; provided, however, that the gain from the sale of contributed Property shall be allocated first to the contributing Member to the extent necessary to offset the effect of the ceiling rule limitation under Section 1.704-3(b)(1) of the Regulations.

          9.2.7 In the case of any distribution of Property other than money by the Company to a Member or Assignee, such Member or Assignee shall, solely for federal income tax purposes (and not for Capital Account purposes), be treated as recognizing gain in an amount equal to the lesser of:

          (a) the excess (if any) of (A) the fair market value of the Property received in the distribution over (B) the adjusted basis of such Member's or Assignee's Membership Interest immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution; or


          (b) the Net Precontribution Gain (as defined below in accordance with Section 737(b) of the Code) of the Member or Assignee. The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee Member or Assignee under Section 704(c)(1)(B) of the Code of all Property which (1) had been contributed to the Company within five years of the distribution, and (2) is held by the Company immediately before the distribution, had been distributed by the Company to another Member or Assignee.
 If any portion of the Property distributed consists of Property which had been contributed by the distributee Member or Assignee to the Company, then such Property shall not be taken into account under this Section 9.2.7 and shall not be taken into account in determining the amount of the Net Precontribution Gain.
 If the Property distributed consists of an interest in an organization, the preceding sentence shall not apply to the extent that the value of such interest is attributable to the Property contributed to such organization after such interest had been contributed to the Company.

          9.2.8 All recapture of income tax deductions resulting from sale or disposition of Company Property shall be allocated to the Member(s) or Assignee(s) to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member or Assignee is allocated any gain from the sale or other disposition of such Property.

          9.2.9 Any credit or charge to the Capital Accounts of the Members or Assignees pursuant to Sections 9.2.1, 9.2.2, 9.2.3, 9.2.4 and/or 9.2.5 hereof shall be taken into account in computing subsequent allocations of Net Profits and Net Losses pursuant to Section 9.1, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 9.1 and 9.2.1, 9.2.2, 9.2.3, 9.2.4 and/or 9.2.5 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member or Assignee pursuant to the provisions of this Article IX if the special allocations required by Sections 9.2.1, 9.2.2, 9.2.3, 9.2.4 and/or 9.2.5 hereof had not occurred.

     9.3 DISTRIBUTIONS. Commencing with the Company's 1997 Fiscal Year, the Company shall make distributions of cash to its Members in accordance with the following:

          9.3.1 On or before the first day of each calendar month, commencing with January 1, 1997, the Company shall make a good faith estimate of Distributable Cash for the then current Fiscal Year and provide written notice of such estimate to each Member.

          (a) On or before the 15th day of each calendar month, commencing with January 1997, the Company shall distribute to its Members cash in an aggregate amount equal to the lesser of (i) the product of (A) the Company's estimated Distributable Cash for such Fiscal Year (based on the Company's estimate as of the first day of such month) times (B) a fraction, the numerator of which is the number of calendar months which have commenced in the current Fiscal Year (including the current month) and the denominator of which is 12, and (ii) the sum of (A) the product of $2,224,781 times the number of calendar months which have commenced in the current Fiscal Year (including the current month), plus
(B) any unpaid Accrual as of the beginning of such Fiscal Year; and, in each case set forth in (i) or (ii) above, less the aggregate amount actually distributed to Members pursuant to this Section 9.3.1(a) for each prior month of the current Fiscal Year. Such distributions shall be in the following percentages: 95% to the holders of the AGM Interest and 5% to the holders of the SR Interest.


          (b) Within 10 days following the completed audit of the books of the Company for each Fiscal Year commencing with Fiscal Year 1997, the Company will determine its actual Distributable Cash for such Fiscal Year and provide written notice of such determination to each Member. If the Company's actual Distributable Cash for such Fiscal Year (based on such audit) exceeds amounts previously distributed to Members for such Fiscal Year pursuant to Section 9.3.1(a) above, then, within 30 days following such audit, the Company shall distribute to its Members cash in an aggregate amount equal to 100% of such actual Distributable Cash for such Fiscal Year (based on the Company's audit) less amounts actually distributed pursuant to Section 9.3.1(a) above. Such distributions shall be paid in the following percentages and priority:

          (i) 95% to the holders of the AGM Interest and 5% to the holders of the SR Interest, until the Members have received, pursuant to this Section 9.3.1(b)(i) and Section 9.3.1(a), cash distributions for such Fiscal Year in an aggregate amount equal to the lesser of (A) the Company's Distributable Cash for such Fiscal Year and (B) $26,697,372 plus any unpaid Accrual as of the beginning of such Fiscal Year, and

          (ii) next, 95% to the holders of the AGM Interest and 5% to the holders of the SR Interest, until such holders have received an aggregate amount of $15,789,474 (on a cumulative basis for all Fiscal Years of the Company commencing with Fiscal Year 1997), provided that the Members shall have no right to any distribution pursuant to this Section 9.3.1(b)(ii) for any Fiscal Year following the Company's 2002 Fiscal Year, whether or not the Members have received all or any part of the distribution pursuant to this Section 9.3.1(b)(ii) (provided that this shall not affect the Member's rights to receive any Deferral amount after the Company's 2002 Fiscal Year, to the extent such Deferral amount arose prior to the Company's 2002 Fiscal Year), and



          (iii) next, 5% to the holders of the AGM Interest and 95% to the holders of the SR Interest for the Company's 1997 Fiscal Year through and including the 2002 Fiscal Year, or 10% to the holders of the AGM Interest and 90% to the holders of the SR Interest, for the Company's 2003 Fiscal Year and thereafter.

     To the extent the amounts distributed to the Members pursuant to Section 9.3.1(a) above exceed the Company's actual Distributable Cash for such Fiscal Year (based on the Company's audit), the Members shall be obligated to return to the Company, within 10 days following the completed audit of the books of the Company, an amount of cash equal to any excess of the aggregate amount actually distributed during such Fiscal Year to each Member (pursuant to Section 9.3.1(a) above) over such Member's respective share of the Company's actual Distributable Cash. Any such amounts that are owed to the Company by the Members may be offset against any distributions owed to the Members pursuant to this Section 9.3.1.

          (c) Notwithstanding the foregoing, any distribution to the holders of the SR Interest pursuant to this Section 9.3.1 will be reduced by any Excess Beet Payment made during such Fiscal Year (based upon final distribution of the Beet Payment), and any Excess Beet Payment made during such Fiscal Year will, for purposes of this Section 9.3.1, be treated as if distributed in cash to the holders of the SR Interest ratably at the times and in the manner set forth in
Section 9.3.1(a).

          (d)  Notwithstanding the foregoing,


          (i) the holders of the AGM Interest may not receive any distribution for either of the Company's 1997 or 1998 Fiscal Years that, when added to all other distributions for such Fiscal Year, will exceed an aggregate of $25,362,500,

          (ii) until the first distribution date following the date of the Principal Reduction, no amounts shall be distributed to the holders of the AGM Interest pursuant to the provisions of Sections 9.3.1(b)(ii) and (b)(iii) above, and

          (iii) until the first distribution date following the date of the Principal Reduction, the amounts distributed to holders of the AGM Interest pursuant to the provisions of Section 9.3.1(a) shall be reduced (but not to an amount less than zero) by an amount equal to one half of any interest to become accrued or due on Tranche B of the SR Term Indebtedness (the `Monthly Tranche B Interest'), during the month in which any distribution is made pursuant to
Section 9.3.1(a). Except as otherwise consented to by the holders of a Majority of the AGM Interest, the provisions of this Section 9.3.1(d)(iii) shall cease to apply (A) following any default under any of the terms of any of the SR Term Indebtedness, or (B) if the Company's estimate of Distributable Cash for any month indicates that the amount of any distribution pursuant to Section 9.3.1(a) to the holders of the AGM Interest during such month would, but for the provisions of this Section 9.3.1(d)(iii), be less than the Monthly Tranche B Interest.

          The amounts that would otherwise have been distributed to the holders of the AGM Interest, but for the provisions of Sections 9.3.1(d)(i), (d)(ii) and
(d)(iii) above, is referred to in this Agreement as the `Deferral.'' Instead of the Deferral being paid to the holders of the AGM Interest, an amount equal to the Deferral shall instead be paid dollar for dollar to the holders of the SR Interest at the times set forth in Section 9.3.1(a) or Section 9.3.1(b), as appropriate. Following the date of the Principal Reduction, amounts which would otherwise be distributed to the holders of the SR Interest pursuant to Sections 9.3.1(b)(ii) and (b)(iii) shall be reduced (and such distribution shall instead be paid dollar for dollar to the holders of the AGM Interest) in an amount equal to the sum of the amount of the Deferral, plus interest on such Deferral, from the date any Deferral amount would otherwise have been paid to the holders of the AGM Interest until the date an amount equal to such Deferral and such interest is actually paid to the holders of the AGM Interest pursuant to this
Section 9.3.1(d), at a rate equal to (i) 10.145% per annum, compounded annually, for all amounts other than Deferrals arising pursuant to Section 9.3.1(b)(ii), and (ii) 5.0725% per annum, compounded annually, for all amounts of the Deferral arising pursuant to Section 9.3.1(b)(ii).

          (e) Amounts distributed to the holders of the AGM Interest pursuant to the provisions of Sections 9.3.1(a) and 9.3.1(b)(i) shall be considered `preferred returns'' for purposes of Section 1.707-4(a)(3) of the Regulations.

          9.3.2 The Company shall distribute any Distributable Cash from a Major Capital Event, (i) first, to the Members in an amount equal to any unpaid Accrual, 95% to the holders of the AGM Interest and 5% to the holders of the SR Interest, (ii) second, to the holders of the AGM Interest, until such holders have received an amount equal to any Deferral and any Insurance Deferral, (iii) third, to the Members pro rata in accordance with their Sharing Ratios, until each Member has received an amount under this Section 9.3.2 equal in the aggregate to the Capital Contribution made by each Member, and (iv) fourth, to the Members in the percentages then in effect under Section 9.3.1(b)(iii). Any amounts which would be distributed under this Section 9.3.2 to holders of the


AGM Interest during the 1997 or 1998 Fiscal Years of the Company, to the extent such distributions would cause distributions to the holders of the AGM Interest for either of the Company's 1997 or 1998 Fiscal Years to exceed an aggregate of $25,362,500, shall not be distributed in such Fiscal Years but shall instead be paid to the holders of the AGM Interest in the Company's 1999 Fiscal Year.

          If the Major Capital Event is also an Insurance Event, then prior to any distribution pursuant to the first paragraph of this Section 9.3.2, an amount of Distributable Cash from the Insurance Event (up to an amount equal to any outstanding principal, interest and other amounts outstanding on the SR Term Indebtedness) shall be distributed to the holders of the SR Interest. The amounts that would otherwise have been distributed to the holders of the AGM Interest, but for the provisions of the immediately preceding sentence is referred to in this Agreement as the `Insurance Deferral.'' Following the date of the Principal Reduction, amounts which would otherwise be distributed to the holders of the SR Interest pursuant to Section 9.3.1(b)(ii) and (b)(iii) shall be reduced (and such distribution shall instead be paid dollar for dollar to the holders of the AGM Interest) in an amount equal to the sum of (i) the amount of the Insurance Deferral, plus (ii) interest on such Insurance Deferral at the rate of 10.145% per annum, compounded annually, from the date any Insurance Deferral amount would otherwise have been paid to the holders of the AGM Interest until the date an amount equal to such Insurance Deferral and such interest is actually paid to the holders of the AGM Interest pursuant to this
Section 9.3.2. The provisions of this paragraph shall cease to apply following the Principal Reduction.

          Notwithstanding anything to the contrary in this Section 9.3.2, if a Major Capital Event is incident to or results in the liquidation of the Company,


Distributable Cash therefrom shall be distributed in accordance with Section
13.3.

          9.3.3 No distribution shall be declared and paid unless, after the distribution is made, the fair value of assets of the Company are in excess of all liabilities of the Company and the Company will be rendered insolvent within the meaning of UCC Section1-201(23).

     9.4 ACCOUNTING PRINCIPLES. The profits and losses of the Company for Income Tax purposes shall be determined in accordance with accounting principles applied on a consistent basis using the accrual method of accounting. It is intended that the Company will elect those accounting methods for federal income tax purposes which provide the Members with the greatest income tax benefits.


                                   ARTICLE X
                                                                   TAXES

     10.1 ELECTIONS. Except as otherwise provided in this Company Agreement, the Management Committee may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company, provided that the Management Committee shall first provide reasonable written notice of any proposed tax election to each Member and shall provide each Member with an opportunity to comment on such proposed election.

     10.2 TAXES OF TAXING JURISDICTIONS.   All amounts withheld pursuant to the
Code or any provisions of any state or local tax law with respect to any distribution to the Members shall be treated as amounts distributed in cash to the Members pursuant to Section 9.3 for all purposes under this Agreement. The Management Committee may, where permitted by the rules of any taxing jurisdiction, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the taxing jurisdiction, in which case the Company shall inform each Member of the amount of such tax interest and penalties so paid.

     10.3 TAX MATTERS PARTNER. SRSC shall serve as the initial "tax matters partner" pursuant to Section 6231(a)(7) of the Code. The Management Committee may designate another Member as the "tax matters partner" of the Company. Any Member designated as tax matters partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of Section 6223 of the Code. Any Member who is designated tax matters partner may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the other Members. SRSC shall have the authority to represent the Company in all audits or other administrative proceedings with state or local taxing authorities subject to the same limits, notice requirements and approval requirements imposed on SRSC in its capacity as `tax matters partner''under this Section 10.3.

     10.4 TAX RETURNS. The `tax matters partner'' shall cause all necessary federal, state and local income tax returns to be timely prepared and filed and shall furnish to each Member and Assignee a copy of any proposed return not less than 30 days prior to filing for the purpose of providing each Member and Assignee an opportunity to review such return and to discuss with the `tax matters partner''the appropriate treatment of any items of issues relevant to such return.



                                   ARTICLE XI
                                     DISPOSITION OF MEMBERSHIP INTERESTS

     11.1 GENERAL. Neither a Member nor an Assignee shall have the right to Dispose, except in the case of bankruptcy, all or any part of its Membership Interest to any Person, without the consent of the other Members which consent may be withheld in the absolute discretion of such non-transferring Members. Each Member and Assignee hereby acknowledges the reasonableness of the restrictions on sale and gift of the Membership Interests imposed by this Company Agreement in view of the Company's purposes and the relationship among the Members and Assignees. Accordingly, the restrictions on Disposition contained herein shall be specifically enforceable. For purposes of this
Article XI, AGM hereby consents to SR's pledge of the SR Interest to the lenders under the SR Term Indebtedness, and SR hereby consents to AGM's pledge of the AGM Interest under the Valhi Loans.

     11.2 REQUIREMENTS OF TRANSFER. No Disposition of a Membership Interest in the Company shall be effective unless and until written notice (including the name and address of the proposed transferee or donee and the date of such Disposition) has been provided to the Company and the non-transferring Members.

     11.3 DISPOSITION. Any Member or Assignee may Dispose of all or a portion of the Member's or Assignee's Membership Interest upon compliance with this
Article XI. In addition to the other requirements of this Article XI, no Membership Interest shall be Disposed of:

          11.3.1 without an opinion of counsel satisfactory to the Management Committee that such assignment is subject to an effective registration under, or exempt from the registration requirements of, the applicable state and federal securities laws;

          11.3.2 unless and until the Company receives from the Assignee the information and agreements that the Management Committee may reasonably require, including but not limited to any taxpayer identification number and any agreement that may be required by any taxing jurisdiction;

          11.3.3 without the consent of all Members if such Disposition when added to the total of all other Dispositions within the preceding twelve (12) months would result in the Company being considered to have terminated within the meaning of Code section 708; and

          11.3.4. unless and until the Company receives from the Assignee its written agreement to be bound by and subject to the terms hereof.

     11.4 TRANSFEREE NOT MEMBER IN ABSENCE OF CONSENT. Notwithstanding anything contained in this Agreement to the contrary, if any proposed assignment of the transferring Member's Membership Interest to an Assignee which is not a Member is not unanimously approved by the Members (which approval may be withheld in the absolute discretion of the Members), then the Assignee shall have no right to participate in the management of the business and affairs of the Company or to become a Member. In the event that an Assignee does not become a Member of the Company, the Assigning Member shall retain all rights to participate in the management of the business and the affairs of the Company, including all Member voting rights and all other rights not transferred to Assignee, and the Assigning Member shall be entitled to exercise all such rights on its own behalf or on behalf of the Assignee to the same extent as prior to any such transfer.


     11.5 DISPOSITIONS NOT IN COMPLIANCE WITH THIS ARTICLE VOID. Any attempted Disposition of a Membership Interest, or any part thereof, not in compliance with this Article XI shall be, and is declared to be, null and void ab initio.


                                  ARTICLE XII
                           ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

     Any Person may become a Member of this Company upon (i) the unanimous consent of the Members or (ii) pursuant to Article XI as an Assignee of a Member's Interest or any portion thereof, subject to the terms and conditions of this Company Agreement. No new Members shall be entitled to any retroactive allocation of losses, income, expenses or deductions incurred by the Company. The Management Committee may, in its reasonable discretion, at the time an Additional Member or Substituted Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income, expenses and deductions to an Additional Member or Substituted Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.


                                  ARTICLE XIII
                                              DISSOLUTION AND WINDING UP

     13.1 DISSOLUTION.

          13.1.1 The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

          (a)  the unanimous vote of all Members;

          (b) upon the death, insanity, retirement, resignation, or dissolution of a Member or upon a Member becoming a Bankrupt Member or occurrence of any other event which terminates the continued membership of a Member in the company (a "Withdrawal Event"), unless the business of the Company is continued by the affirmative vote of the remaining Members holding a Majority of the SR Interest (if any) and the remaining Members holding a Majority of the AGM Interest (if any) within 90 days after the Withdrawal Event;

          (c) the entry of a decree of dissolution pursuant to Section 18-802 of the Act; and

          (d) upon the written request of AGM, provided that federal tax legislation has become effective prior to the fifth anniversary of the Effective Date, providing for the deferral of capital gains taxation on the disposition of capital stock to an agricultural cooperative.

          13.1.2 Notwithstanding anything to the contrary in this Company Agreement, if the dissolution of the Company is approved by the affirmative vote of all Members pursuant to Section 13.1.1(a), then all of the Members shall agree in writing to dissolve the Company as soon as possible (but in any event not more than ten (10) days) thereafter.

          13.1.3 As soon as possible following the occurrence of any of the events specified in this Article XIII effecting the dissolution of the Company, an appropriate representative of the Company shall execute a statement of intent to dissolve in such form as shall be prescribed by the Delaware Secretary of State and file same with the Delaware Secretary of State's office.

          13.1.4 If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his assets, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling his estate or administering his assets.

          13.1.5 Except as expressly permitted in this Company Agreement, a Member shall not voluntarily resign or take any other voluntary action which directly causes a Withdrawal Event. Damages for breach of this Section 13.1.5 shall be monetary damages only, and such damages may be offset against distributions by the Company to which such resigning Member would otherwise be entitled.

     13.2 EFFECT OF DISSOLUTION. Upon the dissolution of the Company which is not followed by an election pursuant to Section 13.1.1(b) to continue the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.



     13.3 WINDING UP, LIQUIDATION AND DISTRIBUTION OF ASSETS.

          13.3.1 Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Management Committee shall immediately proceed to wind up the affairs of the Company.

          13.3.2 If the Company is dissolved and its affairs are to be wound up, the Management Committee shall:

          (a) Sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Management Committee may determine to distribute any assets to the Members in kind);

          (b) Allocate any Net Profits or Net Losses resulting from such sales to the Members' and Assignee's Capital Accounts in accordance with Article IX hereof;

          (c) Discharge all liabilities of the Company, including liabilities to Members and Assignees who are also creditors, to the extent otherwise permitted by law, other than liabilities to Members and Assignees for distributions and the return of capital, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Assignees, the amounts of such reserves shall be deemed to be an expense of the Company); and


          (d)  Distribute the Company assets as follows:

               (i) First, to all Members and Assignees in an amount equal to their respective positive Capital Account balances taking into account all Capital Account adjustments for the Company's taxable year in which the liquidation occurs; provided, that to the extent the positive Capital Account balance of AGM exceeds the positive Capital Account balance of SRSC, such excess shall be paid to AGM first, prior to any distribution to SRSC; and

               (ii) Then, to the Members in the percentages then in effect as set forth in Section 9.3.1(b)(iii);

     provided, however, that if the dissolution of the Company occurs pursuant to Section 13.1.1(d), then the Members shall endeavor to terminate and dissolve the Company and distribute its assets, so that upon such distribution SRSC will receive a sum in cash equal to its Initial Capital Contribution and AGM will receive, in kind, all remaining assets of the Company.

          13.3.3 Notwithstanding anything to the contrary in this Company Agreement, upon a liquidation within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.


          13.3.4 Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

          13.3.5 The Management Committee shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

     13.4 CERTIFICATE OF DISSOLUTION. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining assets have been distributed to the Members, the certificate of dissolution shall be executed in duplicate and shall be delivered to the Delaware Secretary of State. Upon the issuance of the certificate of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Management Committee shall have authority to distribute any Company assets discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

     13.5 RETURN OF CONTRIBUTION NONRECOURSE TO OTHER MEMBERS. Except as provided by law or as expressly provided in this Company Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company assets remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member, except to the extent any Member knowingly received a distribution made in violation of this Company Agreement.



                           ARTICLE XIV
                            AMENDMENT

     14.1 AMENDMENT OF COMPANY AGREEMENT. This Company Agreement may be amended from time to time only by a written instrument adopted and executed by the unanimous vote or written consent of all Members.

     14.2 AMENDMENTS UPON A MAJOR CAPITAL EVENT. Upon the occurrence of a Major Capital Event, the Members agree to negotiate in good faith to amend this Company Agreement as necessary or desirable to reflect any economic or structural changes to the Company or among the Members which may have resulted from such Major Capital Event.


                                ARTICLE XV
                                                MISCELLANEOUS PROVISIONS

     15.1 ENTIRE AGREEMENT. This Company Agreement represents the entire agreement among all the Members and between the Members and the Company and supersedes all prior oral or written agreements and understandings with respect to the subject matter of this Company Agreement.

     15.2 NO PARTNERSHIP INTENDED FOR NONTAX PURPOSES. The Members have formed the Company under the Act and expressly do not intend hereby to form a partnership under either the Delaware Uniform Partnership Act or the Delaware Uniform Limited Partnership Act. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

     15.3 RIGHTS OF CREDITORS AND THIRD PARTIES UNDER COMPANY AGREEMENT. This Company Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members and their successors and assignees. This Company Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person except to the extent specifically provided herein. Except and only to the extent expressly provided in this Company Agreement or by applicable statute, no such creditor or third party shall have any rights under this Company Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

     15.4 CONFIDENTIALITY. Each of the Members acknowledges that, in its capacity as such, it will have access to trade secrets and confidential information of the Company (collectively, the `Information''), and each agrees that such Information belongs exclusively to the Company. The Information shall include any information which is or has been disclosed to a Member, or of which such Member became aware as a consequence of or through its status as a Member of the Company, which has value to the Company, is not generally known by the public or the Company's competitors and which is treated by the Company as confidential, whether or not such material or information is marked `confidential.'' The obligation of confidentiality imposed by this Section
15.4 shall not apply to any information (and, as used in this Agreement, the term Information shall not include any information) that is: (i) ascertainable from public or published information or trade sources (provided such information has not been made public from any act or omission of the disclosing Member); or


(ii) required to be publicly disclosed by law, rule, regulation or court order. Each Member acknowledges and agrees that the Information is a unique asset of the Company which is of a confidential nature and has significant value and that the disclosure of all or any part of the Information to third Persons may be damaging to the Company. Each Member agrees that, during the term of the Company, it will keep confidential and not directly or indirectly divulge, furnish or make accessible to anyone any of the Information, unless (i) the Management Committee determines that such disclosure would be in the best interest of the Company; (ii) such disclosure is necessary in order for such Member to enforce its rights or perform its obligations under this Agreement,
(iii) such disclosure is required by law, rule, regulation or court order or by rule of any stock exchange or similar entity listing the securities of the Member or an Affiliate of such Member, or (iv) such disclosure is to financial representatives, counsel, accountants or business advisors of such Member or to a prospective acquiror of such Member's or any of its parent's business or assets, provided that such Persons agree to be bound by a similar, appropriate confidentiality agreement.

     15.5 AGREEMENT, EFFECT OF INCONSISTENCIES WITH ACT. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Members hereby agree to the terms and conditions of this Company Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that this Company Agreement shall be the sole source of agreement among the Members, and, except to the extent a provision of this Company Agreement expressly incorporates federal income tax rules by reference to Sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Company Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Company Agreement is prohibited or ineffective under the Act, this Company Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Company Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The parties hereby agree that each party shall be entitled to rely on the provisions of this Company Agreement, and no party shall be liable to the Company or to any Member for any action or refusal to act taken in good faith reliance on the terms of this Company Agreement. The Members and the Company hereby agree that the duties and obligations imposed on the Company and the Members as such shall be those set forth in this Company Agreement, which is intended to govern the relationship among the Company and the Members, notwithstanding any provision of the Act or common law to the contrary.

     15.6 NOTICE.

          15.6.1 Any notice to any Member shall be at the address of such Member set forth in APPENDIX A hereto or such other mailing address of which such Member shall advise the Company in writing. Any notice to the Company shall be at the principal office of the Company as set forth in Section 1.6 hereof or such other address as amended by the Management Committee, upon due notice to each Member in accordance with this Section 15.6.

          15.6.2 Any notice hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or sent by United States mail, or by facsimile transmission, and will be deemed received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight courier, when actually received, (iii) if sent by facsimile transmission on the date sent, and (iv) if delivered by hand, on the date of receipt.

          15.6.3. Numerical or alphabetic references to articles, sections, paragraphs, clauses, schedules, exhibits and appendices in this agreement are to articles, sections, paragraphs, clauses, schedules, exhibits and appendices of this Company Agreement unless otherwise stated.


                                  ARTICLE XVI
                                                       REMEDY PROVISIONS

     16.1 TRIGGERING EVENT. Upon the occurrence of a Triggering Event, the holders of the AGM Interest will be entitled to enforce the provisions of this Company Agreement specifically, to recover damages by reason of any breach of any provision of this Company Agreement and to exercise all other rights to which they may be entitled. The Company and its Members agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Company Agreement and that the holders of the AGM Interest may in their sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Company Agreement.


     16.2 DISTRIBUTIONS.

          16.2.1 In addition to any other remedies provided by this Company Agreement, if at any time the unpaid Accrual exceeds the sum of $10,526,316 (the `Accrual Threshold''), or upon the occurrence of a Triggering Event, the holders of the AGM Interest voting separately as a class shall have the right to elect a majority of the representatives to the Management Committee. Whenever the holders of the AGM Interest shall be entitled to elect such representatives in accordance with the terms of this Section 16.2, then at the request of a holders of a Majority of the AGM Interest, the secretary of the Company (or if at the time the Company has no secretary, then the chief executive officer or president of the Company) shall call a special meeting of the holders of the AGM Interest, such special meeting to be held within 60 days after the date on which the Accrual is equal to or exceeds the Accrual Threshold or such Triggering Event occurs, for the purpose of enabling the holders of the AGM Interest to elect such representatives to the Management Committee; provided, however, that such special meeting need not be called if the holders of the AGM Interest have duly elected representatives by a written consent or power of attorney executed by holders of at least a Majority of the AGM Interest or otherwise. At any such special meeting, the presence, in person or by proxy, of a Majority of the AGM Interest shall be required and be sufficient to constitute a quorum for the election of any Management Committee representative and the affirmative vote of Majority of the AGM Interest so present at such meeting shall be sufficient to elect any such representative.

          16.2.2 Immediately after the date on which the Accrual equals or exceeds the Accrual Threshold or such Triggering Event occurs, the number of representatives to the Management Committee shall be set at eleven, with five of such representatives being representatives then in office or otherwise selected by the holders of a Majority of the SR Interest, and six of such representatives being selected by the holders of a Majority of the AGM Interest. Any representative elected by the holders of the AGM Interest shall cease to serve as a representative whenever no unpaid Accrual exists and all Accrual amounts have been paid in full and any Triggering Event has been cured. If, prior to the end of the term of any representative elected by the holders of the AGM Interest, a vacancy in the office of such representative shall occur by reason of death, resignation, removal or disability, or for any other cause, such vacancy shall be filled for the unexpired term by the remaining representative or representatives elected by the holders of the AGM Interest, or in the event there is no such remaining representative, by a vote of the holders of the AGM Interest as provided in this Section 16.2.2. Any representative elected by the holders of the AGM Interest may be removed with or without cause only by the vote of the holders of a Majority of the AGM Interest.


                                  ARTICLE XVII
                                          REDEMPTION OF THE AGM INTEREST

     17.1 OPTIONAL REDEMPTION BY THE COMPANY. At any time and from time to time after the 30th anniversary of the Effective Date, the Company may redeem all but not less than all of the AGM Interest at a price equal to the Redemption Price. If the Company desires to redeem all of the AGM Interest as permitted by this Section 17.1, the Company shall mail holders of the AGM Interest written notice of such determination at least 60 days and not more than 90 days prior to the date specified in such notice for redemption of the AGM Interest.

     17.2 MANDATORY REDEMPTION UPON REQUEST OF A HOLDER. At any time and from time to time on or after the earlier of (i) the fifth anniversary of the


Effective Date and (ii) occurrence of a Triggering Event, any holder of the AGM Interest may provide the Company with written notice of the holder's intent to require the Company to redeem all or part of the AGM Interest held by such holder. The Company shall redeem all of the AGM Interest specified in such redemption notice, at a price equal to the Redemption Price, on a date set by the Company, which shall be within 15 days of the date of the holder's redemption notice. For purposes of this Article XVII, the `Redemption Date'' shall be the date specified by the Company for redemption of the AGM Interest pursuant to Sections 17.1 and 17.2.

     17.3 REDEMPTION PRICE. The Company will be obligated on the Redemption Date to pay to the holders of the AGM Interest being redeemed (upon surrender by such holder at the Company's principal office of the certificate representing such AGM Interest) an amount in immediately available funds equal to the Redemption Price. If the funds of the Company legally available for redemption of the AGM Interest on the Redemption Date are insufficient to redeem the AGM Interest to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible amount of the AGM Interest ratably among the holders of the AGM Interest to be redeemed based upon the aggregate amounts to be paid to each such holder. At any time thereafter, when additional funds of the Company are legally available for the redemption of the AGM Interest, such funds will immediately be used to redeem the balance of the AGM Interest which the Company has become obligated to redeem on the Redemption Date but which it has not redeemed.

     17.4 DISTRIBUTIONS AFTER REDEMPTION DATE. Following the establishment of a Redemption Date by the Company, the Company may set aside all funds necessary for such redemption or reserve such funds by means of an irrevocable letter of credit, separate and apart from the other funds of the Company, in trust for the benefit of the holders of the AGM Interest to be redeemed, pro rata, so as to be and continue to be available therefor, then from and after the Redemption Date, the AGM Interest shall no longer be deemed outstanding, the right to receive distributions thereon shall cease to accrue and all rights with respect to such AGM Interest subject to redemption shall forthwith at the close of business on such Redemption Date cease and terminate except only the right of the holders thereof to receive the Redemption Price of the AGM Interest so to be redeemed. Any moneys so set aside by the Company and unclaimed at the end of three years from the date fixed for redemption shall revert to the general funds of the Company and the right of holders of the AGM Interest to receive the Redemption Price will be unaffected thereby.

     17.5 CERTIFICATES. In case fewer than the total amount of the AGM Interest represented by any certificate are redeemed, a new certificate representing the amount of the AGM Interest shall be issued to the holder thereof without cost to such holder as soon as practicable after surrender of the certificate representing the redeemed the AGM Interest.

     17.6 OTHER REDEMPTIONS OR ACQUISITIONS. Without consent of the holders of a Majority of the AGM Interest, the Company shall not redeem or otherwise acquire any of the AGM Interest, except (i) as expressly authorized herein or
(ii) pursuant to a purchase offer made pro-rata to all holders of the AGM Interest on the basis of the amount of the AGM Interest held by each such holder.


                                 ARTICLE XVIII
                                                     GRANT OF PUT OPTION

     18.1 GRANT OF PUT OPTION. SRSC hereby grants to AGM and its successors and assigns, an option (the "Put Option") giving AGM and its successors and assigns the right to sell to SRSC, and its successors or assigns (and requiring SRSC and its successors and assigns to purchase), all or any portion of the AGM Interest, in exchange for the Put Option Consideration. The Put Option is exercisable, from time to time and in amounts as set forth below, at any time and from time to time on or after the earlier of (i) the fifth anniversary of the Effective Date and (ii) occurrence of a Triggering Event, and concurrently with the time that Valhi makes any principal payment on the Valhi Loans, unless the Company has previously redeemed in full all of the AGM Interest pursuant to Article
XVII. AGM may exercise the Put Option by giving written notice to SRSC of its intent to do so (the "Put Notice"). The Put Notice shall include a statement of AGM's determination of the Put Option Consideration and that proportion of the AGM Interest that shall be sold. The portion of the AGM Interest sold pursuant to any Put Notice (such portion to be determined as if all of the AGM Interest originally issued to AGM were then outstanding) shall not exceed the proportion that the principal payment giving rise to such Put Notice bears to the original principal balance of the Valhi Loans.

     18.2 CLOSING OF PUT OPTION. The closing of the sale of the AGM Interest pursuant to the Put Option shall be held at the offices of the Company on the date set forth by AGM in the Put Notice (unless otherwise delayed in accordance with the provisions of Section 18.3 below) or at such other time and place as AGM and SRSC may agree. At the closing, SRSC shall pay to AGM the Put Option Consideration by wire transfer of funds, and AGM shall deliver an assignment of the AGM Interest in a form reasonably acceptable to SRSC, pursuant to which the


AGM Interest will be transferred to SRSC or its permitted designee free and clear of any liens or encumbrances (other than encumbrances that secure indebtedness of the Company).

     18.3 REGULATORY APPROVAL. The consummation of the assignment of the AGM Interest pursuant to the exercise of the Put Option may be delayed until the expiration or earlier termination of any waiting period, and the receipt of any approval, imposed or required by any statute or any regulation promulgated by any governmental or regulatory authority. If it is determined that any such waiting period or prior approval is required to be complied with or obtained, then each of SRSC and AGM the shall use their diligent best efforts (a) in connection with the filing or providing of any information in connection therewith (including, without limitation, a notice and report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (b) to obtain the approval required.

                    *     *     *     *     *
                           CERTIFICATE
                           -----------


          The undersigned hereby agree, acknowledge and certify that the foregoing Company Agreement, consisting of 48 pages (excluding the Table of Contents, this Certificate and attached Appendices) constitutes the Company Agreement of The Amalgamated Sugar Company LLC, adopted by the Company and its Members January 3, 1997, to be effective for tax and accounting purposes as of December 31, 1996.


                              COMPANY:

                              THE AMALGAMATED SUGAR COMPANY LLC

                              By:
                                 ---------------------------------
                              Name:
                              Its:


                              MEMBERS:

                              SNAKE RIVER SUGAR COMPANY

                              By:
                                 ---------------------------------
                              Name:
                              Its:


                              THE AMALGAMATED SUGAR COMPANY

                              By:
                                 ---------------------------------
                              Name:



                              Its:


























                           Appendix A
                           ----------

        Member               Initial Capital   Initial Share of        Initial
                             Contribution and    Total Capital    Representative to
                                  Value                              Management.
                                                                      Committee

The Amalgamated Sugar           $250,000,000        94.7%                None
Company
Attn.: Allan M. Lipman, Jr.
2427 Lincoln Avenue
P.O. Box 1520
Ogden, Utah 84402

with a copy to:
---------------

Three Lincoln Centre, Suite
1700
5430 LBJ Freeway
Dallas, Texas 75240-2697
Attn.: General Counsel
Snake River Sugar Company      $14,000,000          5.3%         1.  Thomas Church
Attn.: Rich Turner                                               2.  George Grant
525 Good Avenue                                                  3.  Ron Hepworth
P.O. Box 2723                                                    4.  Myron Huettig
Nyssa, Oregon 97913                                              5.  Terry Ketterling
                                                                 6.  Scott Lybbert
                                                                 7.  Rocky Trail
